Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99

Date:	January 20, 2004
For Release:	Immediate
Contact:	Yolanda Pollard (Media) (504) 576-4238 ypollar@entergy.com	Nancy Morovich (Investor Relations) (504) 576-5506 nmorovi@entergy.com

Entergy Releases Fourth Quarter Earnings Guidance

New Orleans, La. - In accordance with Regulation FD, Entergy Corporation (NYSE: ETR) today indicated that it expects to record an as-reported loss of approximately $(0.17) per share for fourth quarter 2003, an amount that is consistent with the company's previously issued fourth quarter as reported earnings guidance range of $(0.02) to $(0.17) per share. The as-reported loss reflects the impact of severance charges recorded in fourth quarter 2003 in connection with Entergy's previously announced voluntary severance plan. Operational earnings are expected to be approximately $0.37 per share for fourth quarter 2003. Both as-reported and operational earnings will include the benefits of disproportionate income allocated to Entergy in accordance with the terms of the Entergy-Koch, LP partnership agreement, as well as the impact of weather, which was slightly milder than normal across most of Entergy's service territory.

Operational earnings are expected to be higher in fourth quarter 2003 compared to fourth quarter 2002 primarily due to improved results at Utility, Parent and Other, as well as Entergy Nuclear, partially offset by lower results at Entergy-Koch, LP. Improved results at Utility, Parent and Other were driven by additional revenue from rate changes put into place in 2003, as well as lower interest expense, partially offset by the impact of milder weather. Entergy Nuclear realized improved results due primarily to higher levels of generation because there were no planned refueling outages in fourth quarter 2003 compared to three such scheduled outages in fourth quarter 2002. Results at Entergy-Koch, LP are expected to be lower compared to fourth quarter 2002. Solid results in the trading business, comparable to fourth quarter 2002, are expected to be more than offset by higher expenses in the gas pipeline business.

A teleconference will be held on February 2, 2004 at 10:00 a.m. CST, and may be accessed by calling Premiere Conferencing at (913) 981-5532 no more than 15 minutes prior to the start of the call. The confirmation number is 611259. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with about 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is also a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $8 billion and more than 15,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

FORWARD-LOOKING INFORMATION

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and negotiations, various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's utility supply plan, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities including the uncertainty of negotiations with unions to agree to such reductions, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities - particularly the ability to extend or replace the existing power purchase agreements for the Non-Utility Nuclear plants - and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the number of participants in the energy trading market, and in their creditworthiness and risk profile changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in inflation and interest rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission structure, changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of Indian Point or other nuclear generating facilities, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, and other substances, the economic climate, and particularly growth in Entergy's service territory, variations in weather, hurricanes, and other disasters, advances in technology, the potential impacts of threatened or actual terrorism and war, the success of Entergy's strategies to reduce taxes, the effects of litigation, changes in accounting standards, changes in corporate governance and securities law requirements and Entergy's ability to attract and retain talented management and directors.